Exhibit 10.1

Amendment to Employment Agreement

This Amendment is made and entered into as of the date set forth above the signatures to this Amendment between Lincolnway Energy, LLC (“Company”) and Mike Hollenberg (“Employee”).

WHEREAS, the parties entered into an Employment Agreement effective December 13th, 2019 and now wish to amend that employment agreement to address a potential change in control;

WHEREAS, the Employment Agreement remains in full force and effect and all its terms shall continue to be binding on the parties unless specifically modified herein.

NOW THEREFORE in consideration of the foregoing recitals and the mutual agreement set forth in this Amendment the Company and Employee agree as follows:

1.
Change of Control. For purposes of this Amendment, a Change of Control is defined as a sale or transfer by the Company of all, or substantially all, of its assets; or any transfer to, or hiring of, an outside third party (“Third Party”) to provide operational and/or management control, via contract or similar arrangement. The effective date of the Change of Control is the closing date of any sale or execution of any contract that results in a Change of Control (“Effective Date”).

A.
If a Change of Control occurs and the Third Party does not assume Employee’s Employment Agreement in whole or in part, and Employee is not retained in connection with such Change of Control, or the Third Party offers terms of employment that would result in more than a 20% reduction in Employee’s remuneration or eliminates or diminishes his essential duties as CEO, and he resigns as of the Effective Date, this Amendment and the Employment Agreement shall terminate as of the Effective Date. In such event, the Company shall pay Employee on the Effective Date the equivalent of six months’ of his then existing base salary (“Severance Pay”).

B.
If following a Change of Control, the Third Party opts to continue employing Employee and assumes the Employment Agreement and this Amendment,’ Employee shall only be entitled to the Severance Pay on a prorated basis, subtracting from the six month total those months he works for the Third Party, and is not otherwise entitled to a prorated bonus unless said bonus is earned according to the terms of the Employment Agreement during the time he remains employed by purchaser. For example, if Employee were to remain employed by the Third Party for a transition period of two months before being terminated after the Change of Control takes effect, he would then only be entitled to four months of severance from the Company.

C.	If Employee continues to be employed by the purchaser beyond six months from the date of the Change of Control, he shall not be entitled to any severance pay under this Amendment.

2.
Merger. If the company merges with another entity, the Employment Agreement and this Amendment shall continue in full effect and be binding on the merged entity. A merger is not a Change of Control, as defined herein.

5.
Release of Non-Compete. Should a Change of Control occur, Employee will not be bound by any obligations outlined in paragraph 8 of the Employment Agreement regarding post-termination non-compete obligations, effective as of the last day worked.

IN WITNESS WHEREOF, the Company of the Employee has entered into this amendment as of the 13th day of December, 2019.